Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate	Amount of
	Offering Price	Registration Fee (1)
Single Observation ELKS linked to the common shares of Las Vegas Sands Corp. due December 20, 2012	$10,468,080.00	$1,199.64

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

June 2012 PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated May 15, 2012)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

Single Observation ELKS (the “Securities”)

The securities offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed-rate coupon (per annum) in return for the risk that the securities will redeem for a fixed number of shares of the underlying equity at maturity if the closing price of the underlying equity on the valuation date is less than or equal to the downside threshold closing price. In that case, the value of these shares on the maturity date may be less than the stated principal amount of the securities and could be zero. Alternatively, if the closing price of the underlying equity on the valuation date is greater than the downside threshold closing price, the securities will return the stated principal amount at maturity. You have no opportunity to participate in any increase in the closing price of the underlying equity from the pricing date to the valuation date (as measured solely on those two dates). The coupon is paid regardless of the performance of the underlying equity. The payment at maturity may be less than the stated principal amount of the securities and could be zero. The securities are a series of unsecured senior debt securities issued by UBS AG. All payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Aggregate principal amount:	$10,468,080
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security (See “Underwriting fee and issue price” below)
Maturity date:*	December 20, 2012, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:	For each $10.00 security: (1) if the closing price of the underlying equity on the valuation date is less than or equal to the downside threshold closing price, you will receive (i) a fixed number of shares of the underlying equity equal to the equity ratio (and, if applicable, cash in lieu of fractional shares), or (ii) at our option, the cash value of such shares as of the valuation date; or (2) if the closing price of the underlying equity on the valuation date is greater than the downside threshold closing price, $10.00 in cash.
Equity ratio:	0.22134, the stated principal amount divided by the initial equity price, subject to antidilution adjustments as described in the accompanying product supplement
Initial equity price:	$45.18, the closing price of the underlying equity on the pricing date, subject to antidilution adjustments as described in the accompanying product supplement
Downside threshold closing price:	$33.89, which is 75% of the initial equity price, subject to antidilution adjustments as described in the accompanying product supplement
Valuation date:*	December 17, 2012, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Coupon:	14.00% per annum, paid monthly and computed on the basis of a 360-day year of twelve 30-day months
Coupon payment dates:	The 20th day of each month, beginning on July 20, 2012 and ending on the maturity date, subject to postponement for non-business days.
Underlying equity:	Common shares of Las Vegas Sands Corp. (Bloomberg ticker: “LVS”)
Pricing date:*	June 15, 2012
Issue date:	June 20, 2012 (3 business days after the pricing date)
Listing:	The securities will not be listed on any securities exchange.
CUSIP number:	90268U481
ISIN:	US90268U4812
Underwriter:	UBS Securities LLC, an affiliate of the issuer, acting as agent. See “Fact Sheet —Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per security	$10.00	$0.15	$9.85
Total	$10,468,080.00	$157,021.20	$10,311,058.80

(1)	UBS Securities LLC, acting as agent for UBS AG, will receive a fee of $0.15 per $10.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 per $10.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 8 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-12 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product Supplement filed on May 15, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000139340112000063/c313535_690699-424b2.htm

Prospectus filed on January 11, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Pricing Supplement dated June 15, 2012

Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Product Supplement dated May 15, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000063/c313535_690699-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Single Observation ELKS that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Single Observation ELKS”, dated May 15, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

June 2012	2

Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

Investment Overview

Single Observation ELKS

The securities pay a periodic, above-market, fixed-rate coupon, on a per annum basis, in exchange for the risk that investors receive shares of the underlying equity worth less than the stated principal amount at maturity. At maturity, the securities will pay either (i) if the closing price of the underlying equity on the valuation date is less than or equal to the downside threshold closing price, (1) a fixed number of shares of the underlying equity equal to the equity ratio (and, if applicable, cash in lieu of fractional shares), or (2) at our option, the cash value of such shares as of the valuation date, which will be worth less than the stated principal amount of the securities, or (ii) if the closing price of the underlying equity on the valuation date is greater than the downside threshold closing price, an amount of cash equal to the stated principal amount of the securities. The payment at maturity may be less than the stated principal amount of the securities. The securities offer no potential for participation in any appreciation of the underlying equity from the pricing date to the valuation date (as measured on those two dates, respectively). The value of any underlying equity delivered at maturity per security will be less than the stated principal amount of the securities and could be zero.

Key Investment Information

The securities offer a short-term income oriented strategy linked to the underlying equity.

■	Income: Regardless of the performance of the underlying equity, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupons on the securities, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Securities.

■	Contingent Repayment of Principal Amount at Maturity: If the price of the underlying equity is greater than the downside threshold closing price on the valuation date, UBS will pay you the principal amount per security at maturity and you will not participate in any appreciation or decline in the value of the underlying equity. If the price of the underlying equity is less than or equal to the downside threshold closing price on the valuation date, UBS will deliver to you (i) a fixed number of shares of the underlying equity equal to the equity ratio (and, if applicable, cash in lieu of fractional shares), or (ii) at our option, the cash value of such shares as of the valuation date which is expected to be worth significantly less than the principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the securities until maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS.

The securities pay an above-market coupon in exchange for the risk that you receive shares of the underlying equity worth less than the stated principal amount at maturity. If the closing price of the underlying equity on the valuation date is less than or equal to the downside threshold closing price, the amount you receive at maturity may be less than the stated principal amount of the securities and possibly zero. The securities offer no potential for participation in any appreciation of the underlying equity from the pricing date to the valuation date.

Enhanced Yield	■	The monthly coupons will be paid regardless of the performance of the underlying equity.
Best Case Scenario	■	If the closing price of the underlying equity on the valuation date is greater than the downside threshold closing price, the securities will redeem at maturity for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon. You will not participate in any appreciation in the underlying equity, even if the closing price of the underlying equity on the valuation date is above the downside threshold closing price.
Worst Case Scenario	■	If the closing price of the underlying equity on the valuation date is less than or equal to the downside threshold closing price, the securities will redeem for a number of shares of the underlying equity that is expected to be worth substantially less than the stated principal amount and that may be worth zero. In this worst case scenario, the securities will have outperformed the underlying equity on a per annum basis by the coupon, but you will still receive a payment at maturity with a value less than the stated principal amount of each security.

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Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

Investor Suitability

The securities may be suitable for you if:

■	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

■	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

■	You believe the final equity price of the underlying equity is not likely to be less than or equal to the downside threshold closing price and, if it is, you can tolerate receiving shares of the underlying equity at maturity (or, at our option, the cash value of such shares) that will likely be worth significantly less than your principal amount or that may have no value at all.

■	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your return at maturity is limited to the coupons paid on the applicable security.

■	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

■	You are willing to invest in the securities based on the coupon specified on the cover hereof.

■	You are willing and able to hold the securities to maturity, a term of approximately 6 months, and accept that there may be little or no secondary market for the securities.

■	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The securities may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

■	You require an investment designed to provide a full return of principal at maturity.

■	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

■	You believe the final equity price of the underlying equity is likely to be less than or equal to the downside threshold closing price, which could result in a total loss of your initial investment.

■	You cannot tolerate receiving shares of the underlying equity at maturity (or, at our option, the cash value of such shares) that will likely be worth significantly less than your principal amount or that may have no value at all.

■	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

■	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

■	You are unwilling to invest in the securities based on the coupon specified on the cover hereof.

■	You are unable or unwilling to hold the securities to maturity, a term of approximately 6 months, and seek an investment for which there will be an active secondary market.

■	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

June 2012	4

Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

Fact Sheet

The securities offered are unsubordinated, unsecured debt securities issued by UBS, will pay a coupon at the interest rate per annum specified below and will be subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, the securities will pay either (1) if the closing price of the underlying equity on the valuation date is less than or equal to the downside threshold closing price, (i) a fixed number of shares of the underlying equity equal to the equity ratio (and, if applicable, cash in lieu of fractional shares), or (ii) at our option, the cash value of such shares as of the valuation date; or (2) if the closing price of the underlying equity on the valuation date is greater than the downside threshold closing price, $10.00 in cash. The securities do not guarantee any return of principal at maturity. All payments on the securities are subject to the credit risk of UBS.

Key Dates:
Pricing Date:	Issue Date:	Valuation Date	Maturity Date:
June 15, 2012	June 20, 2012 (3 business days after the pricing date)	December 17, 2012	December 20, 2012

Key Terms:
Issuer:	UBS AG, London Branch
Principal due at maturity:	Payment at maturity may be less than the stated principal amount of the securities and possibly zero.
Aggregate principal amount:	$10,468,080
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security
Denominations:	$10.00 and integral multiples thereof
Payment at maturity:	Either: (1) if the closing price of the underlying equity on the valuation date is less than or equal to the downside threshold closing price, you will receive (i) a fixed number of shares of the underlying equity equal to the equity ratio (and, if applicable, cash in lieu of fractional shares), or (ii) at our option, the cash value of such shares as of the valuation date; or (2) if the closing price of the underlying equity on the valuation date is greater than the downside threshold closing price, $10.00 in cash.
Equity ratio:	0.22134, the stated principal amount divided by the initial equity price, subject to antidilution adjustments as described in the accompanying product supplement
Valuation date:	December 17, 2012, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
Coupon:	14.00% per annum, paid monthly and computed on the basis of a 360-day year of twelve 30-day months
Coupon payment date:	The 20th day of each month, beginning on July 20, 2012 and ending on the maturity date.

Any coupon payment on a security required to be made on a date, including the stated maturity date, that is not a business day needs not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of the delayed payment. The coupon payments will be payable to the persons in whose names the securities are registered at the close of business on the business day preceding the relevant coupon payment date (each a “regular record date”).
Underlying equity:	Common shares of Las Vegas Sands Corp. (Bloomberg ticker: “LVS”)
Initial equity price:	$45.18, the closing price of the underlying equity on the pricing date, subject to antidilution adjustments as described in the accompanying product supplement
Downside threshold closing price:	$33.89, which is 75% of the initial equity price, subject to antidilution adjustments as described in the accompanying product supplement
Risk factors:	Please see “Risk Factors” beginning on page 8.

June 2012	5

Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	90268U481
ISIN:	US90268U4812
Tax considerations:	See “United States Federal Tax Considerations” below for a description of the U.S. federal tax consequences of investing in the securities.
Trustee:	U.S. Bank Trust National Association

Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 8 of this pricing supplement for a discussion of these adverse effects.
Supplemental information regarding plan of distribution; conflicts of interest:	Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.15 per $10.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 for each $10.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities. UBS Securities LLC and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

June 2012	6

Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

How the Securities Work

The following payment scenarios illustrate the potential payments on the securities at maturity.

Payment Scenario 1	The closing price of the underlying equity on the valuation date is greater than the downside threshold closing price, and you receive the monthly coupon at maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying equity, even if the closing price of the underlying equity on the valuation date is above the downside threshold closing price.

Payment Scenario 2	The closing price of the underlying equity on the valuation date is less than or equal to the downside threshold closing price, and, at maturity, the securities redeem for shares of the underlying equity (or, at our option, the cash value of such shares).

The value of the shares (or the cash) on the maturity date will likely be significantly less than the stated principal amount of the securities and possibly zero. You will receive the monthly coupon at maturity in any event.

Hypothetical Payments on the Securities

The following examples illustrate the payment at maturity on the securities, assuming an exact 6-month term, for a range of hypothetical closing prices for the underlying equity on the valuation date.

The hypothetical examples are based on the following hypothetical values and assumptions in order to illustrate how securities work:

Stated principal amount (per security):	$10.00
Initial equity price:	$45.18
Downside threshold closing price:	$33.89, 75% of the initial equity price
Equity ratio:	0.22134 (the $10.00 stated principal amount per security divided by the initial equity price)
Coupon per annum:	14.00%
Maturity Date:	6 months after the issue date

The following hypothetical examples assume that the closing price of the underlying equity on the valuation date is the same as the closing price of the underlying equity on the maturity date:

Hypothetical underlying equity closing price on valuation date	Value of payment at maturity per security	Total monthly coupon payments per security	Value of total payment per security	Total return of the underlying equity	Total return of securities
$0.00	$0.00	$0.70	$0.70	-100%	-93%
$20.00	$4.43*	$0.70	$5.13	-55.73%	-48.70%
$30.00	$6.64*	$0.70	$7.34	-33.60%	-26.60%
$36.14	$10.00**	$0.70	$10.70	-20%	7%
$45.18	$10.00**	$0.70	$10.70	0%	7%
$63.25	$10.00**	$0.70	$10.70	40%	7%
$72.29	$10.00**	$0.70	$10.70	60%	7%
$90.36	$10.00**	$0.70	$10.70	100%	7%

The above table does not illustrate all possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend on whether the closing price of the underlying equity on the valuation date is greater than, less than or equal to the downside threshold closing price.

*	Investors receive shares of the underlying equity (or the cash value of such shares) at maturity.
**	Investors receive the stated principal amount in cash at maturity.

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Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

Risk Factors

The securities offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities. Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For a complete list of risk factors, you should also read “Risk Factors” in the accompanying product supplement and “Risk Factors” in the related prospectus.

■	Risk of loss at maturity — The securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the securities at maturity. UBS will only pay you the principal amount of your securities in cash if the final equity price of the underlying equity is greater than the downside threshold closing price and only at maturity. If the final equity price of the underlying equity is at or below the downside threshold closing price, UBS will deliver to you a number of shares of the underlying equity equal to the equity ratio at maturity (or, at our option, the cash value of such shares) for each security that you own instead of the principal amount in cash. If you receive shares of underlying equity (or the cash value of such shares) at maturity, the value of the shares (or the cash) is expected to be significantly less than the principal amount of the securities or may have no value at all.

■	Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a security’s underlying equity reflects a higher expectation as of the pricing date that the price of such equity could close below its downside threshold closing price on the valuation date of the security. This greater expected risk will generally be reflected in a higher coupon payable on that security. However, while the coupon rate is set on the pricing date, the underlying equity’s volatility can change significantly over the term of the securities. The price of the underlying equity for your security could fall sharply, which could result in a significant loss of principal.

■	The contingent repayment of principal applies only at maturity — You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the equity price is at or above the downside threshold closing price.

■	Single stock risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your securities. For additional information regarding the underlying equity issuer, please see “Information about the Underlying Equity” in this pricing supplement and the respective underlying stock issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

■	Credit risk of UBS — The securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose your entire investment.

■	The value of the securities will be influenced by many unpredictable factors — Several factors will influence the value of the securities prior to maturity. Although we expect that generally the closing price of the underlying equity on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include: the volatility and dividend yield on the underlying equity, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the securities, any actual or anticipated changes in the credit ratings or credit spreads of UBS, and the occurrence of certain events affecting the underlying equity that may or may not require an adjustment to the equity ratio.

■	No assurance that the investment view implicit in the securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid on the securities or will not close at or below the downside threshold closing price on the valuation date. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

■	Potential for a lower comparative yield — If the closing price of the underlying equity on the valuation date is less than or equal to the downside threshold closing price, the effective yield on the securities may be less than that which would be payable on a conventional fixed-rate debt security with a comparable maturity.

■	We may engage in business with or involving the underlying equity issuer without regard to your interests — We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, the underlying equity issuer or providing advisory services to the underlying equity issuer, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the underlying equity issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you.

■	The amount you receive at maturity may be reduced because the antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the equity ratio, initial equity price or the downside threshold closing price. However, the

June 2012	8

Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012 calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another stock. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the securities. For more information, see the section ‘‘General Terms of the Securities — Antidilution Adjustments’’ and ‘‘General Terms of the Securities — “Delisting or Suspension of Trading of the Underlying Stock’’ in the accompanying product supplement. Regardless of any of the events discussed above, any payment on the securities is subject to the creditworthiness of UBS.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC is willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the securities are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the securities declines. In addition, any secondary market prices for the securities may differ from values determined by pricing models used by UBS Securities LLC, as a result of dealer discounts, mark-ups or other transaction costs.

■	No shareholder rights — Investing in the securities is not equivalent to investing in the underlying equity. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.

■	Exchange listing and secondary market —The securities will not be listed on any securities exchange. Although UBS Securities LLC may make a market in the securities, it is not obligated to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which UBS Securities LLC is willing to transact. If, at any time, UBS Securities LLC were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

■	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the securities. The calculation agent, an affiliate of UBS, will determine whether the final equity price is less than or equal to the downside threshold closing price and accordingly the payment at maturity on your securities. The calculation agent may postpone the determination of the final equity price and the maturity date if a market disruption event occurs and is continuing on the valuation date.

■	Affiliate research reports and commentary — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying equity to which the securities are linked.

■	Dealer incentives — UBS and its affiliates act in various capacities with respect to the securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the securities and such compensation may serve as an incentive to sell these securities instead of other investments. We will pay total underwriting compensation of 1.50% per security to any of our affiliates acting as agents or dealers in connection with the distribution of the securities.

■	Uncertain tax treatment — Significant aspects of the tax treatment of the securities are uncertain. You should read carefully the section entitled ‘‘United States Federal Tax Considerations’’ on page 10 herein and the section entitled ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the product supplement and consult your tax advisor about your tax situation.

June 2012	9

Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

United States Federal Tax Considerations

The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the product supplement. The following discussion supplements the discussion in "Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the product supplement.

The United States federal income tax consequences of your investment in the securities are complex and uncertain. By purchasing a security, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a security for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying equity. The terms of the securities require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your securities for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term debt instruments and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently should include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale, exchange or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying equity if you receive the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Equity	Coupon	Interest on Debt Component	Put Option Component
Common shares of Las Vegas Sands Corp.	14.00% per annum	0.77% per annum	13.23% per annum

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your securities could be treated as a single contingent short-term debt instrument or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the securities. Please read the discussion in ‘‘Supplement U.S. Tax Considerations’’ beginning on page PS-42 for a more detailed description of the tax treatment of your securities.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the securities. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has previously been proposed in Congress that if it had been enacted would have required the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the securities. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the securities. Except to the extent otherwise required by law, UBS intends to treat your securities for United States federal income tax purposes in accordance with the treatment described above and under ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the product supplement unless and until such time as some other treatment is more appropriate.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, which may include the securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the securities on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be obligated to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale or maturity of the securities in order to minimize or avoid U.S. withholding taxes.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own ‘‘specified foreign financial assets’’ in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

For a more complete discussion of the United States federal income tax consequences of your investment in the securities, including the consequences of a sale or exchange of the securities, please see the discussion under ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-42 of the product supplement and consult your tax advisor.

June 2012	10

Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

Information about the Underlying Equity

Las Vegas Sands Corp.

According to publicly available information, Las Vegas Sands Corp’s (“LV Sands”) principal operating and developmental activities occur in three geographic areas: United States, Macao and Singapore. LV Sands owns and operates The Venetian Resort Hotel Casino, The Palazzo Resort Hotel Casino and The Sands Expo and Convention Center in Las Vegas, Nevada. In Macao, People’s Republic of China, LV Sands owns and operates the Sands Macao, The Venetian Macao Resort Hotel and the Four Seasons Hotel Macao, Cotai Strip and the Plaza Casino. LV Sands is creating a planned development of integrated resort properties, anchored by The Venetian Macao Resort Hotel. In addition, LV Sands owns and operates the Marina Bay Sands in Singapore, and the Sands Casino Resort Bethlehem in Bethlehem, Pennsylvania. Information filed by LV Sands with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32373 or its CIK Code: 0001300514. LV Sands’ website is http://www.lasvegassands.com. LV Sands’ common stock is listed on the New York Stock Exchange under the ticker symbol “LVS”.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying equity pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number provided above through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of the underlying equity may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding LV Sands. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to LV Sands.

Information as of market close on June 15, 2012:

Bloomberg Ticker Symbol:	LVS UN <Equity>
Current Equity Closing Price:	$45.18
Closing Price 52 Weeks ago (on June 15, 2011):	$39.21
52 Week High Closing Price (on April 12, 2012):	$61.05
52 Week Low Closing Price (on October 3, 2011):	$36.71

June 2012	11

Single Observation ELKS Linked to the common shares of Las Vegas Sands Corp. due December 20, 2012

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying equity for the period from January 2, 2008 through June 15, 2012. The closing price of the underlying equity on June 15, 2012 was $45.18. The associated graph shows the closing prices for the underlying equity for each day from December 15, 2004 to June 15, 2012. The dotted line represents the downside threshold closing price of $33.89, which is equal to 75% of the closing price on June 15, 2012. We obtained the information in the table and graph from Bloomberg® Professional service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying equity at any time, including the determination dates.

Las Vegas Sands Corp.	High	Low	Period End
2008
First Quarter	$100.32	$71.85	$73.64
Second Quarter	$81.50	$47.10	$47.44
Third Quarter	$56.87	$31.83	$36.11
Fourth Quarter	$31.32	$3.23	$5.93
2009
First Quarter	$8.48	$1.42	$3.01
Second Quarter	$11.34	$3.74	$7.86
Third Quarter	$19.56	$6.65	$16.84
Fourth Quarter	$18.28	$13.17	$14.94
2010
First Quarter	$21.90	$15.37	$21.15
Second Quarter	$27.04	$19.85	$22.14
Third Quarter	$35.59	$21.59	$34.85
Fourth Quarter	$52.80	$35.19	$45.95
2011
First Quarter	$50.60	$36.34	$42.22
Second Quarter	$47.51	$37.82	$42.21
Third Quarter	$49.21	$37.33	$38.34
Fourth Quarter	$48.50	$36.71	$42.73
2012
First Quarter	$59.12	$42.17	$57.57
Second Quarter (through June 15, 2012)	$61.05	$42.69	$45.18

Las Vegas Sands Corp. – Daily Closing Prices December 15, 2004 to June 15, 2012

June 2012	12